Prospectus Supplement No. 4	Filed pursuant to Rule 424(b)(3)
(to Prospectus dated February 8, 2008)	Registration No. 333-147930

TRANSDEL PHARMACEUTICALS, INC.

4,421,219 Shares of Common Stock

This prospectus supplement relates to the sale by the selling stockholders identified in this Prospectus of up to 4,421,219 shares of our common stock and should be read in conjunction with the prospectus dated February 8, 2008, as supplemented by prospectus supplement No. 1, dated May 2, 2008, prospectus supplement No. 2, dated May 29, 2008 and prospectus supplement No. 3, dated August 19, 2008 (collectively, the “Prospectus”), which is to be delivered with this prospectus supplement. This prospectus supplement updates the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This prospectus supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•	Our Definitive Proxy Statement filed on October 1, 2008

•	Our Current Report on Form 8-K filed on November 7, 2008

•	Our Quarterly Report on Form 10-Q filed on November 14, 2008

The exhibits to the Definitive Proxy Statement, the Current Report on Form 8-K and Quarterly Report on Form 10-Q are not included with this prospectus supplement and are not incorporated herein by reference.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in the Prospectus under “Risk Factors” beginning on page 3 of the Prospectus, as updated by this prospectus supplement.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “TDLP.OB”. On November 19, 2008, the last reported sale price of our common stock as reported on the OTC Bulletin Board was $0.70 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 20, 2008.

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRANSDEL PHARMACEUTICALS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

________________

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Transdel Pharmaceuticals, Inc. (the “Corporation”) to be held at the La Jolla Executive Tower Conference Center, 4225 Executive Square, Suite 495, La Jolla, California 92037 on Wednesday, November 5, 2008, at 1:00 p.m. (Pacific time). At this Annual Meeting, we will ask you to consider and vote upon (i) the election of three directors to serve one-year terms expiring at the next annual meeting of stockholders in 2009, (ii) an amendment to the 2007 Incentive Stock and Awards Plan which would increase the number of shares of common stock available for issuance under the Plan and (iii) to ratify the appointment of KMJ Corbin & Company as our independent registered public accounting firm for fiscal 2008.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we recommend that you complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the Annual Meeting. The enclosed proxy statement provides you with detailed information about the proposals submitted for your consideration. We urge you to read it carefully.

On behalf of your Board of Directors, I thank you for your support and appreciate your consideration.

Very truly yours,

/s/ Juliet Singh, Ph.D.
Juliet Singh, Ph.D.
President and Chief Executive Officer
October 1, 2008

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________________

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 1:00 P.M., WEDNESDAY, NOVEMBER 5, 2008
________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Transdel Pharmaceuticals, Inc, a Delaware corporation (the “Corporation”), will be held at the La Jolla Executive Tower Conference Center, 4225 Executive Square, Suite 495, La Jolla, California 92037 on Wednesday, November 5, 2008, at 1:00 p.m. (Pacific time), for the following purposes:

1.	To elect three directors to hold office for a term of one year.

2.
To approve an amendment to the 2007 Incentive Stock and Awards Plan (the “Plan”) to increase the number of shares of the Corporation’s common stock available for issuance under the Plan from 1,500,000 to 3,000,000 shares.

3.	To ratify the appointment of KMJ Corbin & Company as the Corporation’s independent registered public accounting firm for fiscal 2008.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS PRESENTED IN THE PROXY STATEMENT.

The Board of Directors has fixed the close of business on October 3, 2008 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.

A copy of the Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2007 is enclosed.

To assure your representation at the meeting, please sign, date and return your proxy in the enclosed envelope, which requires no postage if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ John T. Lomoro
John T. Lomoro
Chief Financial Officer

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4225 Executive Square, Suite 485
La Jolla, California 92037

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 5, 2008

This Proxy Statement is furnished by the Board of Directors (the “Board”) of Transdel Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”). The Proxy Statement is being sent to the Corporation’s stockholders in connection with the solicitation of proxies by the Board, on behalf of the Corporation, to be used at the Annual Meeting of Stockholders, which will be held at the La Jolla Executive Tower Conference Center, 4225 Executive Square, Suite 495, La Jolla, California 92037 on Wednesday, November 5, 2008, at 1:00 p.m. (Pacific time).

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to the Corporation’s stockholders on or about October 10, 2008. A copy of the Corporation’s Annual Report to Stockholders on Form 10-KSB for the year ended December 31, 2007 is also enclosed.

You are requested to complete, date and sign the accompanying proxy and return it to the Corporation in the enclosed envelope. The proxy may be revoked at any time prior to the meeting by written notice to the Corporation bearing a later date than the date on the proxy or by attending the meeting and voting in person. Where instructions are indicated, proxies will be voted in accordance therewith. Where no instructions are indicated, proxies will be voted for the proposals set forth below.

The Board has fixed the close of business on October 3, 2008 as the record date (the “Record Date”) for the determination of stockholders who are entitled to notice of and to vote at the meeting. As of the Record Date, the outstanding number of voting securities of the Corporation was 15,545,184 shares of common stock, par value $0.001 per share (“Common Stock”). Holders of a majority of our outstanding shares of Common Stock must be present or represented by proxy at the meeting to constitute a quorum. For each share held as of the Record Date, each holder of Common Stock is entitled to one vote per share of Common Stock. Our stock transfer books will remain open between the record date and the date of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the annual meeting and during ordinary business hours for a period of ten days prior to the annual meeting at our executive offices located at 4225 Executive Square, Suite 485, La Jolla, California 92037.

For Proposal 1, the three nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. A majority of the votes of the total number of the shares of Common Stock present at the meeting, in person or by proxy, will be necessary for the approval of Proposal 2 regarding the amendment to increase the number of shares of Common Stock authorized for issuance under the Plan. A majority of the votes of the total number of the shares of Common Stock present at the meeting, in person or by proxy, will be necessary for the approval of Proposal 3 regarding ratifying the appointment of KMJ Corbin & Company as the Corporation’s independent registered public accounting firm for fiscal 2008.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes.” A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Those items for which your broker cannot vote result in broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. For proposals that require an affirmative vote of the majority of shares present and entitled to vote, abstentions will be counted towards the number of votes cast and will have the same effect as negative votes. However, abstentions will have no impact on the election of directors. Broker non-votes will not be counted for purposes of determining whether a proposal has received the requisite vote.

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MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS

The members of the Board of Directors are elected annually for a one-year term. The stockholders will elect three directors at the meeting, each to serve for a one-year term expiring at the Annual Meeting of Stockholders in 2009 or until their successor has been elected and qualified, or until the earliest of their death, resignation or retirement. The Corporation’s certificate of incorporation provides that the total number of directors constituting the entire Board shall not be less than one nor more than ten, with the then authorized directors being fixed from time to time by the Board. Currently, the Board is comprised of three directors, each of which is a current nominee.

Nominees For Election As Directors

Unless instructed otherwise, the proxies named on the enclosed proxy card intend to vote the shares that they represent to elect Juliet Singh, Ph.D., Jeffrey J. Abrams, M.D. and Anthony S. Thornley to serve as directors.

Juliet Singh, Ph.D., has been a director and our president and chief executive officer since our merger with Transdel Pharmaceuticals Holdings, Inc. on September 17, 2007. Dr. Singh was the Chief Executive Officer of Transdel Pharmaceuticals Holdings, Inc. since 2005. During 2004, Dr. Singh was Chief Executive Officer of Global Strategic Medical Consulting. From 2000 to 2003, Dr. Singh was a corporate officer-vice president of regulatory affairs and quality assurance of Collateral Therapeutics, Inc., a developer of non-surgical gene therapy products for the treatment of cardiovascular disease, which was acquired by Schering AG in 2002. From 1996 to 2000, Dr. Singh was the director of worldwide regulatory affairs for Allergan Corporation, where she oversaw the registration of BOTOX™ in the United States, Canada, Europe Asia, and South America. Prior to joining Allergan, Dr. Singh was the assistant director of regulatory affairs for Baxter Healthcare Corp., where she provided leadership in obtaining worldwide regulatory approval for recombinant factor VIII. Dr. Singh holds a Ph.D. in endocrinology from the University of California, Davis.

Jeffrey J. Abrams, M.D., MPH, has been a director since our merger with Transdel Pharmaceuticals Holdings, Inc. on September 17, 2007. Dr. Abrams has been a director of Transdel Pharmaceuticals Holdings, Inc. since 1998. Prior to joining Transdel Pharmaceuticals Holdings, Inc., Dr. Abrams was a practicing primary care clinician for over twenty years. Dr. Abrams received a B.A. from the State University of New York at Buffalo, an M.D. from the Albert Einstein College of Medicine and an M.P.H. from San Diego State University.

Anthony S. Thornley, has been a director since November 6, 2007. Mr. Thornley currently serves on the Board of Directors at Callaway Golf Incorporated, Cavium Networks Inc. and Airvana Inc. From February 2002 to June 2005, he served as President and Chief Operating Officer of QUALCOMM Incorporated, a wireless communication technology and integrated circuit company. From July 2001 to February 2002 he served as Chief Financial Officer and Chief Operating Officer of QUALCOMM, and from March 1994 to February 2002, he was the Chief Financial Officer of QUALCOMM. Prior to joining QUALCOMM, Mr. Thornley was with Nortel Networks, a telecommunications equipment manufacturer, for sixteen years in various financial and information systems management positions, including Vice President Finance and IS, Public Networks, Vice President Finance NT World Trade and Corporate Controller Nortel Limited. He has also worked for Coopers and Lybrand in public accounting. Mr. Thornley received his BS degree in Chemistry from the University of Manchester, England.

Election of the directors of the Corporation will require the affirmative vote of a plurality of voting shares held by stockholders present in person or represented by proxy at the meeting and entitled to vote thereat. Each of the director nominees have consented to be named in the Proxy Statement, and have indicated their willingness to serve as a director if elected.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTORS.

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PROPOSAL NUMBER 2:
APPROVAL OF AMENDMENT TO THE 2007 INCENTIVE STOCK AND AWARDS PLAN

The 2007 Incentive Stock and Awards Plan of the Corporation (the “Plan”) was approved by the Board of Directors (the “Board”) and the stockholders of the Corporation on September 17, 2007 and currently provides for the granting of stock options and awards to purchase up to a maximum of 1,500,000 shares of Common Stock (subject to adjustment in the event of certain capital changes). A copy of the amendment to the Plan, as proposed, is attached hereto as Exhibit A.

The Board has approved an amendment to the Plan, subject to the stockholders’ approval, to increase the number of shares covered by, and reserved for issuance under, the Plan from 1,500,000 shares to 3,000,000 shares, to enable the Corporation to make grants under the Plan, principally to its current and future employees and directors.

Stockholders are being asked to approve the proposed amendment at this meeting. If the stockholders approve such amendment, there will be a balance of 1,794,687 shares available for grant under the Plan.

The following is a summary of the terms of the Plan as currently in effect.

General.

Purpose. The Plan is intended to provide an incentive, to retain the Corporation’s officers, directors, employees, consultants and advisors, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Corporation and its subsidiaries. It is further intended that certain options granted pursuant to the Plan constitute incentive stock options (the “Incentive Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”) while certain other options granted pursuant to the Plan will be nonqualified stock options (the “Nonqualified Options”). Incentive Options and Nonqualified Options are hereinafter referred to collectively as “Options.”

Administration. The Board will appoint and maintain as administrator of the Plan a committee (the “Committee”), which will serve at the pleasure of the Board. The Committee, subject to certain provisions of the Plan, has full power and authority to designate recipients of Options and restricted stock (“Restricted Stock”) and to determine the terms and conditions of the respective Option and Restricted Stock agreements (which need not be identical) and to interpret the provisions and supervise the administration of the Plan. The Committee also has the authority to designate which Options granted under the Plan will be Incentive Options and which will be Nonqualified Options. In the event that for any reason the Committee is unable to act or if there shall be no such Committee, or if the Board otherwise determines to administer the Plan, then the Plan shall be administered by the Board, and references herein to the Committee shall be deemed to be references to the Board.

Eligible Participants. The persons eligible for participation in the Plan as recipients of Options (the “Optionees”) or Restricted Stock (the “Grantees” and together with Optionees, the “Participants”) include directors, officers and employees of, and consultants and advisors to, the Corporation or any subsidiary; provided that Incentive Options may only be granted to employees of the Corporation and any subsidiary. The Plan currently has seven Participants.

Shares of the Corporation’s Common Stock Authorized Under the Plan. The Plan authorizes the grant of stock options to Participants with respect to a maximum of 1,500,000 shares of Common Stock. The maximum number of shares of Common Stock that may be subject to Options granted under the Plan to any individual in any calendar year must conform to any requirements applicable to performance-based compensation under Section 162(m) of the Code, if qualification as performance-based compensation under Section 162(m) of the Code is intended.

Effective Date and Duration of the Plan. The effective date of the Plan is September 17, 2007. No Option or award of Restricted Stock will be granted pursuant to the Plan on or after the date which is ten years from the effective date of the Plan, but Options and awards of Restricted Stock theretofore granted may extend beyond that date.

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Terms and Conditions of Options.

Option Price. The purchase price of each share of Common Stock purchasable under an Incentive Option is determined by the Committee at the time of grant, but will not be less than 100% of the Fair Market Value (as defined below) of such share of Common Stock on the date the Option is granted; provided, however, that with respect to an Optionee who, at the time such Incentive Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Corporation or of any subsidiary, the purchase price per share of Common Stock will be at least 110% of the Fair Market Value per share of Common Stock on the date of grant. The purchase price of each share of Common Stock purchasable under a Nonqualified Option will not be less than 100% of the Fair Market Value of such share of Common Stock on the date the Option is granted. “Fair Market Value” means the closing price on the final trading day immediately prior to the grant of the Common Stock on the principal securities exchange on which shares of Common Stock are listed (if the shares of Common Stock are so listed), or on the NASDAQ Stock Market or OTC Bulletin Board (if the shares of Common Stock are regularly quoted on the NASDAQ Stock Market or OTC Bulletin Board, as the case may be), or, if not so listed, the mean between the closing bid and asked prices of publicly traded shares of Common Stock in the over the counter market, or, if such bid and asked prices may not be available, as reported by any nationally recognized quotation service selected by the Corporation, or as determined by the Committee in a manner consistent with the provisions of the Code.

Option Term. The term of each Option will be fixed by the Committee, but no Option may be exercisable more than ten years after the date such Option is granted. Further, in the case of an Incentive Option granted to an Optionee who, at the time such Incentive Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Corporation or of any subsidiary, no such Incentive Option may be exercisable more than five years after the date such Incentive Option is granted.

Exercisability. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at the time of grant; provided, however, that in the absence of any Option vesting periods designated by the Committee at the time of grant, Options will vest and become exercisable as to one-third of the total number of shares subject to the Option on each of the first, second and third anniversaries of the date of grant; and provided further that no Options may be exercisable until such time as any vesting limitation required by Section 16 of the Securities Exchange Act of 1934, and related rules, will be satisfied if necessary for continued validity of the exemption provided under Rule 16b-3(d)(3).

Upon the occurrence of a “Change in Control” (as defined in the Plan), the Committee may accelerate the vesting and exercisability of outstanding Options, in whole or in part, as determined by the Committee in its sole discretion. In its sole discretion, the Committee may also determine that, upon the occurrence of a Change in Control, each outstanding Option will terminate within a specified number of days after notice to the Optionee thereunder, and each such Optionee will receive, with respect to each share of Common Stock subject to such Option, an amount equal to the excess of the Fair Market Value of such shares immediately prior to such Change in Control over the exercise price per share of such Option; such amount may be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or a combination thereof, as the Committee may determine in its sole discretion. If Change of Control is defined in an employment agreement between the Corporation and an Optionee, then, with respect to such Optionee, Change of Control will have the meaning ascribed to it in such employment agreement.

Method of Exercise. Options to the extent then exercisable may be exercised in whole or in part at any time during the option period, by giving written notice to the Corporation specifying the number of shares of Common Stock to be purchased, accompanied by payment in full of the purchase price, in cash, or by check or such other instrument as may be acceptable to the Committee. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may be made at the election of the Optionee (i) in the form of Common Stock owned by the Optionee (based on the Fair Market Value of the Common Stock which is not the subject of any pledge or security interest, (ii) in the form of shares of Common Stock withheld by the Corporation from the shares of Common Stock otherwise to be received with such withheld shares of Common Stock having a Fair Market Value equal to the exercise price of the Option, or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any shares surrendered to the Corporation is at least equal to such exercise price. An Optionee will have the right to dividends and other rights of a stockholder with respect to shares of Common Stock purchased upon exercise of an Option at such time as the Optionee (i) has given written notice of exercise and has paid in full for such shares, and (ii) has satisfied such conditions that may be imposed by the Corporation with respect to the withholding of taxes.

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Non-transferability of Options. Options are not transferable and may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution. The Committee, in its sole discretion, may permit a transfer of a Nonqualified Option to (i) a trust for the benefit of the Optionee, (ii) a member of the Optionee’s immediate family (or a trust for his or her benefit) or (iii) pursuant to a domestic relations order. Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, any Option contrary to the provisions of the Plan will be void and ineffective and will give no right to the purported transferee.

Termination by Death. Unless otherwise determined by the Committee, if any Optionee’s employment with or service to the Corporation or any subsidiary terminates by reason of death, the Option may thereafter be exercised, to the extent then exercisable (or on such accelerated basis as the Committee may determine at or after grant), by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one (1) year after the date of such death or until the expiration of the stated term of such Option as provided under the Plan, whichever period is shorter.

Termination by Reason of Disability. Unless otherwise determined by the Committee, if any Optionee’s employment with or service to the Corporation or any subsidiary terminates by reason of Disability (as defined below), then any Option held by such Optionee may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability (or on such accelerated basis as the Committee may determine at or after grant), but may not be exercised after ninety (90) days after the date of such termination of employment or service or the expiration of the stated term of such Option, whichever period is shorter; provided, however, that, if the Optionee dies within such ninety (90) day period, any unexercised Option held by such Optionee will thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year after the date of such death or for the stated term of such Option, whichever period is shorter. “Disability” means an Optionee’s total and permanent disability; provided, that if Disability is defined in an employment agreement between the Corporation and the relevant Optionee, then, with respect to such Optionee, Disability will have the meaning ascribed to it in such employment agreement.

Termination by Reason of Retirement. Unless otherwise determined by the Committee, if any Optionee’s employment with or service to the Corporation or any subsidiary terminates by reason of Normal or Early Retirement (as such terms are defined below), any Option held by such Optionee may thereafter be exercised to the extent it was exercisable at the time of such Retirement (or on such accelerated basis as the Committee may determine at or after grant), but may not be exercised after ninety (90) days after the date of such termination of employment or service or the expiration of the stated term of such Option, whichever date is earlier; provided, however, that, if the Optionee dies within such ninety (90) day period, any unexercised Option held by such Optionee will thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year after the date of such death or for the stated term of such Option, whichever period is shorter. “Normal Retirement” is defined as retirement from active employment with the Corporation or any subsidiary on or after the normal retirement date specified in the applicable Corporation or subsidiary pension plan or if no such pension plan, age 65. “Early Retirement” is defined as retirement from active employment with the Corporation or any subsidiary pursuant to the early retirement provisions of the applicable Corporation or subsidiary pension plan or if no such pension plan, age 55.

Other Terminations. Unless otherwise determined by the Committee upon grant, if any Optionee’s employment with or service to the Corporation or any subsidiary is terminated by such Optionee for any reason other than death, Disability, Normal or Early Retirement or Good Reason (as defined in the Plan), the Option will thereupon terminate, except that the portion of any Option that was exercisable on the date of such termination of employment or service may be exercised for the lesser of ninety (90) days after the date of termination or the balance of such Option’s term, which ever period is shorter. The transfer of an Optionee from the employ of or service to the Corporation to the employ of or service to a subsidiary, or vice versa, or from one subsidiary to another, will not be deemed to constitute a termination of employment or service for purposes of the Plan. Notwithstanding the foregoing, in the event that the Optionee’s employment or service with the Corporation or any subsidiary is terminated by the Corporation or such subsidiary for “cause” (as defined in the Plan) any unexercised portion of any Option will immediately terminate in its entirety.

Limit on Value of Incentive Stock Option. The aggregate Fair Market Value, determined as of the date the Incentive Option is granted, of Common Stock for which Incentive Options are exercisable for the first time by any Optionee during any calendar year under the Plan (and/or any other stock option plans of the Corporation or any subsidiary) shall not exceed $100,000.

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Terms and Conditions of Restricted Stock.

Restricted Stock may be granted under the Plan aside from, or in association with, any other award and is subject to the following conditions and may contain such additional terms and conditions (including provisions relating to the acceleration of vesting of Restricted Stock upon a Change of Control), not inconsistent with the terms of the Plan, as the Committee deems desirable:

Grantee rights. A Grantee has no rights to an award of Restricted Stock unless and until Grantee accepts the award within the period prescribed by the Committee and, if the Committee deems desirable, makes payment to the Corporation in cash, or by check or such other instrument as may be acceptable to the Committee. After acceptance and issuance of a certificate or certificates, as provided for below, the Grantee will have the rights of a stockholder with respect to Restricted Stock subject to the non-transferability and forfeiture restrictions described below.

Issuance of Certificates. The Corporation will issue in the Grantee’s name a certificate or certificates for the shares of Common Stock associated with the award promptly after the Grantee accepts such award.

Forfeitability, Non-transferability of Restricted Stock. Shares of Restricted Stock are forfeitable until the terms of the Restricted Stock grant have been satisfied. Shares of Restricted Stock are not transferable until the date on which the Committee has specified such restrictions have lapsed. Unless otherwise provided by the Committee at or after grant, distributions in the form of dividends or otherwise of additional shares or property in respect of shares of Restricted Stock will be subject to the same restrictions as such shares of Restricted Stock.

Change of Control. Upon the occurrence of a Change in Control as defined in the Plan, the Committee may accelerate the vesting of outstanding Restricted Stock, in whole or in part, as determined by the Committee, in its sole discretion.

Termination of Employment. Unless otherwise determined by the Committee at or after grant, in the event the Grantee ceases to be an employee or otherwise associated with the Corporation for any other reason, all shares of Restricted Stock theretofore awarded to him which are still subject to restrictions will be forfeited and the Corporation will have the right to complete the blank stock power. The Committee may provide (on or after grant) that restrictions or forfeiture conditions relating to shares of Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

Other Provisions.

Capital Change of the Corporation. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Common Stock, the Committee will make an appropriate and equitable adjustment in the number and kind of shares reserved for issuance under the Plan and in the number and option price of shares subject to outstanding Options granted under the Plan, to the end that after such event each Optionee’s proportionate interest will be maintained (to the extent possible) as immediately before the occurrence of such event. The Committee will, to the extent feasible, make such other adjustments as may be required under the tax laws so that any Incentive Options previously granted will not be deemed modified within the meaning of Section 424(h) of the Code. Appropriate adjustments will also be made in the case of outstanding Restricted Stock granted under the Plan. The adjustments described above will be made only to the extent consistent with continued qualification of the Option under Section 422 of the Code (in the case of an Incentive Option) and Section 409A of the Code.

Purchase for Investment/Conditions. Unless the Options and shares covered by the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Corporation has determined that such registration is unnecessary, each person exercising or receiving Options or Restricted Stock under the Plan may be required by the Corporation to give a representation in writing that he is acquiring the securities for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Committee may impose any additional or further restrictions on awards of Options or Restricted Stock as may be determined by the Committee at the time of award.

Taxes. The Corporation may make such provisions as it may deem appropriate, consistent with applicable law, in connection with any Options or Restricted Stock granted under the Plan with respect to the withholding of any taxes (including income or employment taxes) or any other tax matters. If any Grantee, in connection with the acquisition of Restricted Stock, makes the election permitted under Section 83(b) of the Code (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such Grantee must notify the Corporation of the election with the Internal Revenue Service pursuant to regulations issued under the authority of Code Section 83(b). If any Grantee makes any disposition of shares of Common Stock issued pursuant to the exercise of an Incentive Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee must notify the Corporation of such disposition within ten (10) days thereof.

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Amendment and Termination. The Board may amend, suspend, or terminate the Plan, except that no amendment may be made that would impair the rights of any Participant under any Option or Restricted Stock granted without the Participant’s consent, and except that no amendment may be made which, without the approval of the stockholders of the Corporation would:

•	materially increase the number of shares that may be issued under the Plan;

•	materially increase the benefits accruing to the Participants under the Plan;

•	materially modify the requirements as to eligibility for participation in the Plan;

•
decrease the exercise price of an Incentive Option to less than 100% of the Fair Market Value per share of Common Stock on the date of grant thereof or the exercise price of a Nonqualified Option to less than 100% of the Fair Market Value per share of Common Stock on the date of grant thereof;

•	extend the term of any Option beyond that provided for in the Plan or by the Committee; or

•	except as otherwise provided for in the Plan, reduce the exercise price of outstanding Options or effect re-pricing through cancellations and re-grants of new Options.

Subject to the forgoing, the Committee may amend the terms of any Option theretofore granted, prospectively or retrospectively, but no such amendment may impair the rights of any Optionee without the Optionee’s consent.

Section 409A. It is the intention of the Board that the Plan comply strictly with the provisions of Section 409A of the Code and Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder (the “Section 409A Rules”) and the Committee will exercise its discretion in granting awards (and the terms of such awards), accordingly. The Plan and any grant of an award may be amended from time to time (without, in the case of an award, the consent of the Participant) as may be necessary or appropriate to comply with the Section 409A Rules.

Government Regulations. The Plan, and the grant and exercise of Options or Restricted Stock thereunder, and the obligation of the Corporation to sell and deliver shares under such Options and Restricted Stock will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies, national securities exchanges and interdealer quotation systems as may be required.

Certificates. All certificates for shares of Common Stock delivered under the Plan will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, or other securities commission having jurisdiction, any applicable Federal or state securities law, any stock exchange or interdealer quotation system upon which the Common Stock is then listed or traded and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

Employment Matters. Neither the adoption of the Plan nor any grant or award under the Plan will confer upon any Participant who is an employee of the Corporation or any subsidiary any right to continued employment or, in the case of a Participant who is a director, continued service as a director, with the Corporation or a subsidiary, as the case may be, nor will it interfere in any way with the right of the Corporation or any subsidiary to terminate the employment of any of its employees, the service of any of its directors or the retention of any of its consultants or advisors at any time.

Limitation of Liability. No member of the Committee, or any officer or employee of the Corporation acting on behalf of the Committee, will be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and each and any officer or employee of the Corporation acting on their behalf will, to the extent permitted by law, be fully indemnified and protected by the Corporation in respect of any such action, determination or interpretation.

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Registration of Common Stock. Notwithstanding any other provision in the Plan, no Option may be exercised unless and until the Common Stock to be issued upon the exercise thereof has been registered under the Securities Act and applicable state securities laws, or are, in the opinion of counsel to the Corporation, exempt from such registration in the United States. The Corporation will not be under any obligation to register under applicable federal or state securities laws any Common Stock to be issued upon the exercise of an Option granted in order to permit the exercise of an Option and the issuance and sale of the Common Stock subject to such Option, although the Corporation may in its sole discretion register such Common Stock at such time as the Corporation may determine. If the Corporation chooses to comply with such an exemption from registration, the Common Stock issued under the Plan may, at the direction of the Committee, bear an appropriate restrictive legend restricting the transfer or pledge of the Common Stock represented thereby, and the Committee may also give appropriate stop transfer instructions with respect to such Common Stock to the Corporation’s transfer agent.

Non-Uniform Determinations. The Committee’s determinations under the Plan, including, without limitation, (i) the determination of the Participants to receive awards, (ii) the form, amount and timing of such awards, (iii) the terms and provisions of such awards and (ii) the agreements evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, awards under the Plan, whether or not such Participants are similarly situated.

Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

Vote Required.

Approval of an amendment to the Plan will require the affirmative vote of a majority of the voting shares held by stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE PLAN TO INCREASE THE NUMBER OF AVAILABLE SHARES FROM 1,500,000 TO 3,000,000.

PROPOSAL 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed the firm of KMJ Corbin & Company as our independent registered public accounting firm for our fiscal year ending December 31, 2008, and is asking our stockholders to ratify this appointment. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of KMJ Corbin & Company by the board of directors. KMJ Corbin & Company has served as our independent registered public accounting firm since September 17, 2007.

If our stockholders fail to ratify the appointment of KMJ Corbin & Company, the board of directors will reconsider its selection, but may still decide it is in the best interests of our company and our stockholders to retain KMJ Corbin & Company. Even if the selection is ratified, the board of directors in its discretion may authorize the appointment of a different independent registered public accounting firm at any time during the year if the board of directors believes that such a change would be in our best interest.

A representative of KMJ Corbin & Company is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE RATIFICATION OF KMJ CORBIN & COMPANY TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following tables set forth certain information as of September 30, 2008, regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our Chief Executive Officer; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common stock and that person’s address is c/o Transdel Pharmaceuticals, Inc. 4225 Executive Square, Suite 485, La Jolla, California 92037. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of September 30, 2008, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)
The Abrams Family Trust	1,572,500 (2)	10.1%
Juliet Singh, Ph.D.	2,062,736(6)	13.2%
Jeffrey J. Abrams, M.D.	- (3)	-
Anthony S. Thornley	81,733 (4)	*
Joseph Grasela(5)	1,171,875	7.5%
John C. Grasela(5)	1,171,875	7.5%
John T. Lomoro	66,667(7)	*
Balbir Brar, D.V.M., Ph. D.(8)	398,438	2.6%
Paul Finnegan, M.D., M.B.A., F.R.C.P.C.	43,750(9)	*
All executive officers and directors as a group (5 persons)	3,827,386	24.2%

______________
*     less than 1%

(1)	Based on 15,545,184 shares of our common stock issued and outstanding as of September 30, 2008.

(2)
Jeffrey J. Abrams, M.D., a director, is a trustee of the Abrams Family Trust. Dr. Abrams has sole voting and investment control with respect to the shares of common stock owned by the Abrams Family Trust. Includes 10,000 shares of common stock issuable upon the exercise of stock options.

(3)	Dr. Abrams is a trustee of the Abrams Family Trust, which owns 1,562,500 shares of our common stock.

(4)	Includes 12,500 and 8,333 shares of common stock issuable upon the exercise of warrants and stock options, respectively.

(5)	Joseph Grasela and John C. Grasela are adult siblings living in separate households.

(6)	Includes 108,611 shares of common stock issuable upon the exercise of stock options.

(7)	Total amount includes shares of common stock issuable upon the exercise of stock options.

(8)	On April 4, 2008, Dr. Brar resigned from the Company.

(9)	Total amount includes shares of common stock issuable upon the exercise of stock options.

The following table summarizes our compensation plans under which our equity securities are authorized for issuance as of September 30, 2008:

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EQUITY COMPENSATION PLAN INFORMATION

	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted- Average Exercise Price of Outstanding Stock Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	1,010,000	$2.01	294,687
Equity compensation plans not approved by security holders	-	-	-
Total	1,010,000	$2.01	294,687

BOARD OF DIRECTORS

Composition and Meetings of our Board

The following table set forth, for the members of out Board and the nominees for director, information with respect to their ages, their current positions and the expiration dates of their terms as directors:

Name	Age	Position	Term as Director Expires
Juliet Singh, Ph.D.	48	President, Chief Executive Officer and Director	2008
Jeffrey J. Abrams, M.D	61	Director	2008
Anthony S. Thornley	62	Director	2008

Each director’s biography is included under Proposal 1.

Since September 17, 2007 (the date we completed our merger and plan of reorganization), our Board held one meeting and acted five times by written consent during the remainder of fiscal year 2007. Each director attended or participated in 100% of the total number of meetings of our Board. We encourage all of our directors to attend our annual meetings.

Director Independence

The Corporation believes that Anthony S. Thornley is an “independent director,” as that term is defined by applicable listing standards of The Nasdaq Stock Market and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act. There are no family relationships among any of our directors or executive officers.

Director Compensation

We filed information regarding the compensation of our directors in our Annual Report on Form 10-KSB for the year ended December 31, 2007. This information is attached hereto as Exhibit B.

Code of Ethics

On December 6, 2007, we adopted an amended and restated code of ethics and business conduct that applies to our principal executive officer, principal financial officer, or persons performing similar functions and all of our other employees. A copy of the amended and restated code of ethics and business conduct was filed as Exhibit 14 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on December 7, 2007.

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Board Committees

Our Board currently performs the functions and duties generally performed by separately constituted audit, compensation and nominating and corporate governance committees. We intend to recruit additional directors to serve on our Board, and at such time, the Board will form separate Board committees. We intend that a majority of our directors will be independent directors, and that our Board and Board committees will meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we seek listing on a securities exchange. Additionally, the Board will direct each committee to adopt a charter to govern its duties and actions.

Audit Review. Our Board is responsible for assuring the integrity of our financial control, audit and reporting functions and reviews with our management and our independent auditors the effectiveness of our financial controls and accounting and reporting practices and procedures. In addition, our Board reviews the qualifications of our independent auditors, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services.

Executive Compensation. Our Board reviews and sets our general compensation policies and executive compensation, including officer salary levels, incentive compensation programs and share-based compensation. Our Board also has the exclusive authority to administer our 2007 Incentive Stock and Awards Plan. Juliet Singh, our President and Chief Executive Officer, has abstained from any board discussions with respect to her compensation.

Nominating and Corporate Governance. Our Board is responsible for identifying and selecting potential candidates for our Board. Our Board reviews the credentials of proposed members of the Board, either in connection with filling vacancies or the election of directors at each annual meeting of stockholders. The Board will consider qualified nominees recommended by stockholders. The Board intends to periodically assess how well it is performing, and make recommendations regarding corporate governance matters and practices. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding our business environment and willingness to devote adequate time to their board duties.

Stockholder Nominees. Our Board will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Board c/o the Secretary of the Company and should include the following information: (i) with respect to each nominee, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of shares of the Company that are beneficially owned by the nominee, (d) a description of all arrangements or understandings between the stockholder submitting the nomination and the nominee pursuant to which the nomination is to be made by the stockholder, and (e) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) with respect to the stockholder submitting the nomination, (a) the name and address of the stockholder, as they appear on our books, (b) the class and number of shares of the Company that are beneficially owned by the stockholder and (c) any material interest of the stockholder in the nomination. Such information should be submitted in the time frame described under the caption “Proposals by Stockholders” in this proxy statement.

Process for Identifying and Evaluating Nominees. Our Board believes that the Corporation is well served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Board will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Board will seek out potential candidates for Board appointment who meet the criteria for selection as nominees and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Board deems appropriate, a third-party search firm. The Board will evaluate each candidate’s qualifications and contact relevant references. Based on this input, the Board will evaluate which of the prospective candidates is qualified to serve as a director.

Communications with Directors. Stockholders who wish to communicate with our Board may do so by writing to Anthony Thornley at our principal executive offices located at 4225 Executive Square, Suite 485, La Jolla, California 92037.

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Audit Report. Management has primary responsibility for the system of internal controls and the financial reporting process. Our independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States). The Board appointed KMJ Corbin & Company LLP to audit our financial statements for the fiscal year 2007.

Our Board is kept apprised of the progress of the documentation, testing and evaluation of our system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the Board receives periodic updates provided by management at each quarterly Board meeting. The Board also holds regular private sessions with KMJ Corbin & Company to discuss their audit plan for the year, the financial statements and risks of fraud.

The Board pre-approves all services to be provided by KMJ Corbin & Company LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the Board provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. See “Principal Accounting Firm Fees” for more information regarding fees paid to KMJ Corbin & Company for services in fiscal years 2007 and 2006.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-KSB, the Board:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2007 with our management and KMJ Corbin & Company;

•
discussed with KMJ Corbin & Company the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•	received from and discussed with KMJ Corbin & Company the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

•	concluded that KMJ Corbin & Company did not provide any non-audit services during the fiscal year ended December 31, 2007;

•	based on the foregoing reviews and discussions, recommended that the audited financial statements be included in our 2007 Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007; and

•	instructed the independent registered public accounting firm that the Board expects to be advised if there are any subjects that require special attention.

This report for 2007 is provided by the undersigned members of the Board.

Juliet Singh, Ph.D	Jeffrey J. Abrams, M.D	Anthony S. Thornley

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EXECUTIVE OFFICERS

As of September 30, 2008, our executive officers are as follows:

Name	Age	Position
Juliet Singh, Ph.D.	48	President and Chief Executive Officer
John T. Lomoro	39	Chief Financial Officer
Paul W. Finnegan, M.D., M.B.A., F.R.C.P.C.,	48	Chief Medical Officer and Chief Operating Officer

Dr. Singh’s biography is included with those of the other nominees to the Board.

John T. Lomoro, has been our chief financial officer since our merger with Transdel Pharmaceuticals Holdings, Inc. on September 17, 2007 and the chief financial officer of Transdel Pharmaceuticals Holdings, Inc. since September 2007. From 2004 to 2007, Mr. Lomoro was the director of North American accounting for Carl Zeiss Vision Inc., a privately held international optical lens manufacturing and distribution company. From 2003 to 2004, Mr. Lomoro was the manager of financial reporting and planning for dj Orthopedics, Inc., a publicly traded medical device manufacturing company. From 2002 to 2003, Mr. Lomoro was a corporate accounting manager at Wireless Knowledge, Inc. Mr. Lomoro’s experience also includes approximately five years in public accounting as an audit manager at Ernst & Young LLP. Mr. Lomoro received a B.S. degree in accounting from St. Cloud State University of Minnesota and is a certified public accountant.

Paul W. Finnegan, M.D., M.B.A., F.R.C.P.C., has served as Chief Medical Officer and Chief Operating Officer of Transdel since April 2008. Prior to Transdel, Dr. Finnegan served as the President and Chief Executive Officer of Cecoura Therapeutics, a private drug development company from 2007 to 2008.. From 2001 to 2007, Dr. Finnegan served as Vice President of Global Strategic Marketing and Development and other senior management positions at Alexion Pharmaceuticals. Prior to joining Alexion in 2001, Dr. Finnegan served as Senior Director, Global Medical Marketing for Pharmacia Corporation and G.D. Searle & Co., providing medical affairs leadership for all therapeutic areas for the Asia-Pacific, Japan, Latin America and Canadian business regions. Dr. Finnegan holds the degrees of MD, CM from McGill University, Faculty of Medicine, in Montreal and is a Fellow of the Royal College of Physicians, Canada (FRCPC). Also, Dr. Finnegan earned his MBA with Honors, in Finance and Strategy, from the University of Chicago, Graduate School of Business.

Executive Compensation

We filed information regarding the compensation of our directors in our Annual Report on Form 10-KSB for the year ended December 31, 2007. This information is attached hereto as Exhibit B.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Company has not engaged in any transactions since its merger and plan of organization was effective pursuant to which the amount involved was in excess of $120,000 and in which any of the Corporation’s directors, named executive officers or other executive officers, any holder of more than 5% of the Corporation’s common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” attached hereto as Exhibit B.

Executive and Director Compensation

See Exhibit B for information regarding the compensation we paid to our officers and directors for fiscal year 2007.

Director and Officer Indemnification Agreements

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and executive officers against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by these individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by these individuals in connection with any proceeding against them with respect to which they may be entitled to indemnification by us. We also intend to enter into these agreements with our future directors and executive officers.

Company Policy Regarding Related Party Transactions

It is our policy that the Board of Directors approve or ratify transactions involving directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board of Directors on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KMJ Corbin & Company LLP was the Corporation’s independent registered public accounting firm for the year ended December 31, 2007. KMJ Corbin & Company does not have any direct or indirect financial interest in the Corporation in any capacity other than that of independent public accountants. A representative of KMJ Corbin & Company LLP will be present at the meeting to answer questions by stockholders concerning the accounts of the Corporation and will have the opportunity to make a statement, if such representative desires to do so.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Corporation for the fiscal years ended December 31, 2007 and 2006 by the Corporation’s independent registered public accounting firm, KMJ Corbin & Company LLP. KMJ Corbin & Company was appointed as the Corporation’s independent registered public accounting firm effective September 17, 2007.

	2007	2006
Audit fees	$67,100	$-

The Audit Fees for the years ended December 31, 2007 and 2006 were for professional services rendered for audits and quarterly reviews of our consolidated financial statements, and assistance with reviews of registration statements and documents filed with the SEC. There were no audit-related fees, tax fees or other fees billed by our principal accountant.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

No person who, during the fiscal year ended December 31, 2007, was one of our directors or officers, or beneficial owner of more than ten percent of our Common Stock (which is the only class of securities registered under Section 12 of the Exchange Act), failed to file on a timely basis reports required by Section 16 of the Exchange Act during such fiscal year. The foregoing is based solely upon our review of Forms 3 and 4 relating to the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Exchange Act, and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year, and any representation received by us from any reporting person that no Form 5 is required.

FORM 10-KSB

We filed an annual report on Form 10-KSB with the SEC on March 26, 2008. A copy of the Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2007 is enclosed.

In addition, Stockholders may obtain a copy of this report online at www.sec.gov, or without charge, by writing to the Secretary of the Company, at our principal executive offices located at 4225 Executive Square, Suite 485, La Jolla, California 92037.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent at their discretion. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

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DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

We may satisfy SEC’s rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact American Registrar & Transfer Co., 342 East 900 South, Salt Lake City, UT 84111. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

PROPOSALS BY STOCKHOLDERS

Proposals of stockholders to be presented, pursuant to Rule 14a-8 under the Exchange Act, at the 2009 Annual Meeting of Stockholders of the Corporation, must be directed to the Corporate Secretary, at 4225 Executive Square, Suite 485, La Jolla, California 92037, and must be received by the Corporation no later than May 29, 2009 if they are to be included in the Corporation’s proxy statement and proxy relating to such meeting.  However, if the Company changes the date of its annual meeting by more than 30 days from the date of the 2008 Annual Meeting, the deadline is a reasonable time before the Company begins to print and send proxy materials.  Proposals submitted thereafter will be opposed as not timely filed.

SOLICITATION OF PROXIES

The Corporation will bear the entire cost of soliciting proxies for the meeting, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners. In addition, the Corporation may reimburse such persons for their costs in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, electronic mail or other means by the Corporation’s directors, officers or employees. No additional compensation will be paid to these individuals for any of those services. Except as described above, the Corporation does not presently intend to solicit proxies other than by mail.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the Public Reference Room maintained by the Securities and Exchange Commission (“SEC”) at 100 F. Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. The SEC allows the Corporation to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. A copy of such report is being mailed to the Corporation’s stockholders with this Proxy Statement. All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the annual meeting shall also be deemed to be incorporated by reference into this Proxy Statement.

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Our stockholders may obtain the above-mentioned documents, without charge, by requesting them in writing or by telephone from the Corporation, by writing to Transdel Pharmaceuticals, Inc., 4225 Executive Square, Suite 485, La Jolla, California 92037, attention of John T. Lomoro, and by telephone to 858- 457-5300.

You should rely only on the information contained in this Proxy Statement or other documents to which we refer to vote at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. Unless otherwise specified in this Proxy Statement, you should not assume that the information contained in this Proxy Statement is accurate as of any date other than the date hereof, and the mailing of the Proxy Statement to stockholders shall not create any implication to the contrary.

October 1, 2008	BY ORDER OF THE BOARD OF DIRECTORS,

/s/ John T. Lomoro
John T. Lomoro
Chief Financial Officer

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TRANSDEL PHARMACEUTICALS, INC.
PROXY

Annual Meeting of Stockholders, November 5, 2008

This Proxy is Solicited on Behalf of the Board of Directors of Transdel Pharmaceuticals, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2008 annual meeting of stockholders and the proxy statement and appoints Juliet Singh, Ph.D. and John T. Lomoro as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Transdel Pharmaceuticals, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the La Jolla Executive Tower Conference Center, 4225 Executive Square, Suite 495, La Jolla, California 92037 on Wednesday, November 5, 2008, at 1:00 p.m., Pacific Daylight Time, and at any adjournment or postponement of the annual meeting, with the same force and effect as the undersigned might or could do if personally present there at. The shares represented by this proxy shall be voted in the manner set forth below.

1.
To elect the following directors to serve until the 2009 annual meeting of stockholders and until their respective successors are duly elected and qualified: Please check either “FOR ALL” or “WITHHOLD AUTHORITY TO VOTE ON ALL.”

FOR ALL (except as indicated below) ☐	WITHHOLD AUTHORITY TO VOTE ON ALL ☐

To withhold authority to vote for any individual nominee(s), please write the name(s) of those nominee(s) on the line provided below:

(The nominees are Juliet Singh, Ph.D., Jeffrey J. Abrams, M.D. and Anthony S. Thornley)

2.	To adopt the Amendment of the 2007 Incentive Stock and Award Plan to increase the number of available shares from 1,500,000 to 3,000,000.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To ratify the appointment of KMJ Corbin & Company as the independent registered public accounting firm for fiscal year 2008.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

Our board of directors recommends a vote FOR each of the nominees for director listed under Item 1 (Election of Directors), a vote FOR Item 2 (Amendment of the 2007 Incentive Stock and Award Plan) and a vote FOR Item 3 (Ratification of Independent Registered Public Accounting Firm). This proxy, when properly executed, will be voted as specified by the undersigned. If no specification is made, this proxy will be voted FOR each of the nominees for director listed under Item 1 (Election of Directors), FOR Item 2 (Amendment of the 2007 Incentive Stock and Award Plan) and FOR Item 3 (Ratification of Independent Registered Public Accounting Firm).

Please print the name(s) appearing on each stock certificate(s) over which you have voting authority:

Signature(s) of Stockholder(s)

Date and sign exactly as name(s) appear(s) on each stock certificate(s). If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date: , 2008

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): November 3, 2008

Transdel Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52998	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 Executive Square, Suite 485 La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 457-5300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In September 2008, Transdel Pharmaceuticals, Inc. (the “Company”) announced that the first patient had been enrolled in its Phase 3 clinical trial for Ketotransdel™. The clinical trial is well underway and is being executed by Cato Research Ltd. With the Company’s Phase 3 clinical trial moving from the planning and development stage to the execution stage, the Company and Paul Finnegan, M.D., M.B.A., F.R.C.P.C., have agreed that Dr. Finnegan will transition from the Company’s Chief Medical Officer and Chief Operating Officer to a consultant of the Company. The effective date of Dr. Finnegan’s transition will be November 17, 2008. Dr. Finnegan’s transition from a full time employee and officer of the Company to a consultant did not result from any disagreement between Dr. Finnegan and the Company or its Board of Directors. The Company and Dr. Finnegan are currently negotiating the terms of his consulting agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Transdel Pharmaceuticals, Inc.

Date: November 7, 2008	By:	/s/ John T. Lomoro
John T. Lomoro
Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE OF 1934

For the quarterly period ended September 30, 2008

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

For the transition period from                 to

Commission file number: 000-52998

Transdel Pharmaceuticals, Inc.
(Exact Name of Registrant in Its Charter)

Delaware	45-0567010
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4225 Executive Square, Suite 485 La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

(858) 457-5300

(Registrant’s Telephone Number, Including Area Code)

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes   ☒ No   ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   YES   ☐ NO   ☒

As of November 12, 2008, 15,545,184 shares of issuer’s common stock, with $0.001 par value per share were outstanding.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)

PART I
FINANCIAL INFORMATION

Item 1.  Financial Statements.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,775,523	$3,706,369
Prepaid consulting fees	764	488,748
Prepaid expenses and other current assets	210,000	45,604
Total current assets	5,986,287	4,240,721
Equipment, net	2,714	—
Total assets	$5,989,001	$4,240,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$523,516	$696,340
Accrued expenses and payroll liabilities	83,953	53,901
Total liabilities	607,469	750,241

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized, 15,462,616 and 13,727,004 shares issued and outstanding as of September 30, 2008 and December 31, 2007	15,462	13,727
Additional paid-in capital	14,794,604	10,554,298
Deficit accumulated during the development stage	(9,428,534)	(7,077,545)
Total stockholders’ equity	5,381,532	3,490,480
Total liabilities and stockholders’ equity	$5,989,001	$4,240,721

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,		For the Period From July 24, 1998 (Inception) Through September 30,
	2008	2007	2008	2007	2008

Operating expenses:
Selling, general and administrative	$305,221	$247,891	$1,315,400	$499,227	$4,398,981
Research and development	529,455	721,253	1,466,638	806,300	4,024,382
Operating loss	834,676	969,144	2,782,038	1,305,527	8,423,363

Other income (expense):
Interest expense	—	(1,552,903)	—	(1,563,504)	(1,575,755)
Interest income	19,721	12,983	56,049	14,352	105,670
Gain on forgiveness of liabilities	—	—	—	89,914	89,914
Gain on settlement	—	—	375,000	—	375,000
Total other income (expense), net	19,721	(1,539,920)	431,049	(1,459,238)	(1,005,171)

Net loss	$(814,955)	$(2,509,064)	$(2,350,989)	$(2,764,765)	$(9,428,534)

Basic and diluted loss per common share	$(0.05)	$(0.29)	$(0.16)	$(0.38)
Weighted average common shares outstanding	15,462,616	8,745,363	14,586,704	7,204,663

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		For The Period From July 24, 1998 (Inception) Through September 30,
	2008	2007	2008

Cash from operating activities:
Net loss	$(2,350,989)	$(2,764,765)	$(9,428,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Estimated fair value of contributed services	—	175,000	2,475,000
Gain on forgiveness of liabilities	—	(89,914)	(89,914)
Amortization of prepaid consulting fees and depreciation	284,598	28,752	485,850
Non-cash interest on notes payable	—	1,563,504	1,575,755
Stock-based compensation	504,566	43,051	689,088
Changes in operating assets and liabilities:
Prepaid consulting costs	—	(140,000)	(140,000)
Prepaid expenses and other current assets	(164,396)	(44,132)	(210,000)
Accounts payable	(172,824)	117,102	613,430
Accrued expenses and payroll liabilities	30,052	42,128	83,953

Net cash used in operating activities	(1,868,993)	(1,069,274)	(3,945,372)

Cash flows from investing activities:
Purchase of equipment	(3,154)	—	(3,154)
Net cash used in investing activities	(3,154)	—	(3,154)

Cash flows from financing activities:
Proceeds from notes payable to stockholders	—	—	226,300
Proceeds from notes payable	—	1,500,000	1,500,000
Capital contributions	—	105,907	168,707
Proceeds from purchase of common stock and exercise of warrants and stock options	—	25,750	49,950
Net proceeds from Private Placements	3,941,301	3,735,167	7,779,092

Net cash provided by financing activities	3,941,301	5,366,824	9,724,049

Net change in cash and cash equivalents	2,069,154	4,297,550	5,775,523

Cash and cash equivalents, beginning of period	3,706,369	542	—

Cash and cash equivalents, end of period	$5,775,523	$4,298,092	$5,775,523

Supplemental disclosure of cash flow information:
Adjustment/issuance of common stock and warrants to consulting firms for prepaid consulting fees, net	$(203,826)	$550,000	$346,174
Conversion of notes payable and accrued interest into common stock	$—	$1,530,177	$1,530,177
Forgiveness of notes payable and accrued interest to shareholders	$—	$241,701	$241,701
Conversion of notes payable to shareholders	$—	$—	$196,300

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Business Description

Transdel Pharmaceuticals, Inc. (“Transdel” or the “Company”) is a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically delivered products. The Company’s lead topical drug, KetotransdelTM utilizes the Company’s proprietary TransdelTM cream formulation to facilitate the passage of ketoprofen, a non-steroidal anti-inflammatory drug (“NSAID”), through the skin barrier to reach targeted underlying tissue where the drug exerts its localized anti-inflammatory and analgesic effect. The Company is also investigating other drug candidates and treatments for transdermal delivery using the TransdelTM platform technology for products in pain management and other therapeutic areas.

Note 2. Basis of Presentation

The Company has prepared the accompanying unaudited condensed consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the rules and regulations of the Securities and Exchange Commission (the “SEC”) related to a Quarterly Report on Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements.   The consolidated financial statements include the accounts of Transdel and its wholly owned subsidiary, Transdel Pharmaceuticals Holdings, Inc. (formerly known as Trans-Pharma Corporation). All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the Company as of September 30, 2008, the results of operations for three and nine months ended September 30, 2008 and 2007, and cash flows for the nine months ended September 30, 2008 and 2007, fairly stated. The condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2007 contained in Form 10-KSB filed on March 26, 2008 with the SEC. Interim operating results are not necessarily indicative of operating results for the full year.

Note 3. Merger with Public Company and Reorganization

On September 17, 2007, Transdel entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) by and among Transdel, Transdel Pharmaceuticals Holdings, Inc., a privately held Nevada corporation (“Transdel Holdings”), and Trans-Pharma Acquisition Corp., a newly formed, wholly owned Delaware subsidiary of Transdel (“Acquisition Sub”). Upon closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub merged with and into Transdel Holdings, and Transdel Holdings, as the surviving corporation, became a wholly owned subsidiary of Transdel.

In connection with the Merger, 1,849,993 shares of Transdel common stock remain outstanding and all other outstanding shares of Transdel were cancelled. Also, at the closing of the Merger, each share of Transdel Holdings common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive 0.15625 of one share of Transdel’s common stock. An aggregate of 8,000,000 shares of Transdel’s common stock, which included 195,313 shares of restricted stock which were subject to forfeiture (see Note 7), were issued to the holders of Transdel Holdings’ common stock. As a result of the transaction, the former owners of Transdel Holdings became the controlling stockholders of Transdel. Accordingly, the merger of Transdel Holdings and Transdel is a reverse merger that has been accounted for as a recapitalization of Transdel Holdings.

Effective on September 17, 2007, and for all reporting periods thereafter, Transdel’s operating activities, including any prior comparative period, will include only those of Transdel Holdings. All references to shares and per share amounts in the accompanying condensed consolidated financial statements have been restated to reflect the aforementioned share exchange.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4.    Summary of Significant Accounting Policies

Going Concern. The accompanying unaudited condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring operating losses, had negative operating cash flows and has not recognized any revenues since July 24, 1998 (“Inception”). In addition, the Company had an accumulated deficit during the development stage of $9,428,534 at September 30, 2008. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business model, and ultimately, to attain profitable operations. The Company intends to obtain additional financing to fund its operations through equity or debt financing, or a corporate partnership for its lead topical drug, Ketotransdel™ . However, there is no assurance that sufficient financing will be available or, if available, on terms that would be acceptable to the Company.

The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Development Stage Enterprise. The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises . The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since Inception have been considered as part of the Company’s development stage activities.

Research and Development. Research and development costs are charged to expense when incurred.

Cash and cash equivalents. Cash equivalents consist of highly liquid investments with maturities of three months or less from the original purchase date.

Concentrations of Credit Risk. Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. In order to minimize the Company’s risk related to the cash equivalents, they are maintained in a money market demand account. Due to the short-term nature of this investment, the Company believes that there is no material exposure to interest rate risk. The Company maintains its cash and cash equivalents at a high-quality institution that is insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company performs an ongoing evaluation of this institution.  On October 3, 2008, FDIC deposit insurance temporarily increased from $100,000 to $250,000 through December 31, 2009, therefore, based on the cash and cash equivalent balance as of September 30, 2008, the Company had $5,525,523 in excess of the increased limit.

Fair Value of Financial Instruments. The fair values of the Company’s cash and cash equivalents, accounts payable and accrued expenses approximate their carrying values due to their short maturities.

Beneficial Conversion Feature. The convertible features of the convertible notes provided for a rate of conversion that was below market value (see Note 5). Such feature is normally characterized as a “beneficial conversion feature” (“BCF”). Pursuant to Emerging Issues Task Force Issue (“EITF”) No. 98-5 Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio, and EITF No. 00-27, Application of EITF Issue No. 98-5 To Certain Convertible Instruments, the relative fair values of the BCFs have been recorded as a discount from the face amount of the respective debt instrument. The Company recorded the corresponding debt discount related to the BCF as interest expense when the related instrument was converted into the Company’s common stock.

Revenue Recognition. The Company will recognize revenues in accordance with the SEC Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition , as amended by SAB No. 104. SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) will be based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or for which services have not been rendered or are subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or services have been rendered or no refund will be required.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4.    Summary of Significant Accounting Policies, continued

As of September 30, 2008, the Company had not generated any revenues and the Company does not anticipate that it will generate any revenues until one or more of its drug candidates are approved by the U.S. Food and Drug Administration (“FDA”) or until the Company is able to commercialize one of its cosmetic products. Also, effective sales and marketing support must be in place for either the drug candidates or the cosmetic products in order to generate any revenues.  The FDA approval process is highly uncertain and the Company cannot estimate when it will generate revenues at this time from sales of its drug candidates.  Similarly, the Company currently cannot estimate when it will generate revenues from the cosmetic products.

Stock-Based Compensation. Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, (‘‘SFAS No. 123R’’), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123R supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. SFAS 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock grants, to be recognized in the financial statements based upon their fair values. The Company recorded total stock-based compensation of $504,566, $43,051 and $689,088 for the nine months ended September 30, 2008 and 2007 and for the period from Inception to September 30, 2008, respectively, for options and restricted stock granted and vested which is included in general and administrative expenses and research and development expenses in the amount of $204,323 and $300,243, respectively, for the nine months ended September 30, 2008, $8,385 and $34,666, respectively, for the nine months ended September 30, 2007, and $267,902 and $421,186, respectively, for the period from Inception to September 30, 2008. The fair value of the unvested stock option grants amounted to approximately $791,000 as of September 30, 2008.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of SFAS No. 123, EITF No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and EITF No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.  As such, the value of the applicable stock-based compensation is periodically remeasured and income or expense is recognized during their vesting terms. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance with EITF No. 00-18, an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company recorded the fair value of nonforfeitable equity instruments issued for future consulting services as prepaid consulting fees in its condensed consolidated balance sheets (see Note 6).

Basic and Diluted Loss per Common Share. In accordance with SFAS No. 128, Earnings Per Share, and SAB No. 98, basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period.  Under SFAS No. 128, diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants outstanding during the period.

Basic and diluted net loss applicable to common stock per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents (prior to application of the treasury stock, if converted method) from stock options, warrants and convertible notes were 1,812,730 and 1,151,708 for the nine months ended September 30, 2008 and 2007, respectively, are excluded from the calculation of diluted net loss per share for all periods presented because the effect is anti-dilutive.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management are, among others, the valuation and realizability of contributed services, stock options, deferred taxes and stock-based compensation issued to non-employees. Actual results could differ from those estimates.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Notes Payable

In August 2005, the Company issued seven convertible promissory notes in the aggregate amount of $226,300 to various stockholders (collectively the “Stockholders’ Notes”). The Stockholders’ Notes bore interest at 4% per annum and were to mature on August 25, 2010. In connection with the issuance of the Stockholders’ Notes, the Company granted warrants that were exercisable into an aggregate 35,359 shares of the Company’s common stock. The warrants were determined to have an insignificant fair value.

In May 2007, the holders of the Stockholders’ Notes and related warrants forgave the amounts due and forfeited the related warrants. In connection with the forgiveness, the Company recorded additional paid-in capital of $241,701 equal to the value of the Stockholders’ Notes and related accrued interest. Interest expense on the Stockholders’ Notes was $3,150 and $15,401 for nine months ended September 30, 2007 and the period from Inception to September 30, 2008, respectively.

In May and June 2007, the Company issued convertible notes payable to various lenders for an aggregate amount of $1,500,000 (collectively, the “2007 Notes”). Each of the 2007 Notes included interest at 7% per annum and were to mature on December 16, 2007 (“Maturity Date”). However, as a result of the Merger and Private Placement (see Note 6), the entire outstanding principal amount and accrued interest was converted into the Company’s common stock at a conversion price equal to $1.00 per share, which resulted in the issuance of 1,530,177 shares. Also, the Company recorded a debt discount of $1,530,177, which was amortized immediately to interest expense upon the conversion of the 2007 Notes. Excluding the debt discount, interest expense on the 2007 Notes was $30,177 for the nine months ended September 30, 2007 and the period from Inception to September 30, 2008.

Note 6. Stockholders’ Equity

On May 12, 2008, the Company sold 1,818,180 shares of common stock for gross proceeds of $4,000,000 through a follow-on private placement (the “Follow-On Private Placement”) to accredited investors. In addition, the investors received warrants to purchase 227,272 shares of common stock for a period of five years at a cash and cashless exercise price of $4.40 and $5.50 per share, respectively. In connection with the Follow-On Private Placement, the Company incurred expenses of $22,470, which was recorded as a reduction of additional paid-in capital.

Concurrent with the Merger, the Company sold 2,071,834 shares of common stock for gross proceeds of $4,143,667 through a private placement (the “Private Placement”). In addition, the investors received warrants to purchase 517,958 shares of common stock for a period of five years at a cash and cashless exercise price of $4.00 and $5.00 per share, respectively. In connection with the Private Placement, the Company incurred placement agent fees and other related expenses totaling $342,105 of which $36,229 was incurred in 2008, and issued warrants to purchase up to 33,750 shares of common stock for a period of three years at a cash and cashless exercise price of $4.00 and $5.00 per share, respectively.

In September 2007, the Company entered into three, one-year consulting agreements with three separate firms to provide services related to investor communications. The terms per one of the agreements, among other items, include monthly payments of $7,500 plus expenses and for another agreement a non-refundable fee of $140,000. Also, in the aggregate, 275,000 shares of common stock were issued in accordance with the terms of the agreements along with a warrant to purchase 18,750 shares of common stock for a period of five years at a cash and cashless exercise price of $4.00 and $5.00, respectively. The fair value of the stock and warrants were valued at $550,000. The estimated costs of the consulting agreements, including the stock, warrants and non-refundable fee were amortized over the one-year terms.

In accordance with EITF No. 00-18, 100,000 of the 275,000 shares of common stock are subject to remeasurement on a periodic basis as the performance condition for these shares is not satisfied until the end of the contract term. The remeasurement for the 100,000 shares was completed in two stages. First, in February 2008, the consulting agreement associated with these shares was terminated and as a condition of the termination, the firm retained 50,000 shares and transferred the remaining 50,000 shares to another firm. Therefore, since the performance obligation related to the 50,000 shares, retained by the terminated consulting firm, is complete, they were revalued as of the February termination date to $60,000, which was the fair market value of the shares on the termination date. Second, the remaining 50,000 shares that were transferred to the other firm will be utilized for the payment of investor relation services. The Company originally estimated that these shares would be utilized and earned for investor relations services by the end of the one-year term, however, these 50,000 shares along with 32,568 (for an aggregate of 82,568) shares from the issuance of common stock to one of the other consulting firms were not earned as of September 30, 2008. Therefore, these shares are being held for final disposition for investor relation services to be provided to the Company. As a result, in accordance with EITF Topic D-90, these shares are not considered issued and outstanding as of September 30, 2008. The Company fully intends to utilize these shares for payment of investor relation services within the next six to nine months. For the nine months ended September 30, 2008 and 2007 and for the period from Inception through September 30, 2008, the Company amortized $284,598, $28,752 and $485,850, respectively, of prepaid consulting fees which is included as part of selling, general and administrative expenses.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Stockholders’ Equity, continued

On April 24, 2008, the Company entered into a one-year consulting agreement with a firm to provide the Company with financial advisory services. As compensation for the services, the Company issued a three-year warrant to purchase 5,000 shares of the Company’s common stock at a cash and cashless price of $2.00 per share. The fair value of the warrant, determined based on the Black-Scholes pricing model, was valued at $1,310, which is being amortized over the one-year term.

Note 7. Stock Option Plans

On September 17, 2007, the Company’s board of directors and stockholders adopted the 2007 Incentive Stock and Awards Plan (the “Plan”), which provides for the issuance of a maximum of 1,500,000 shares of Common Stock. The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into the Company’s development and financial success. Under the Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The Plan will be administered by the Company’s Board of Directors until such time as such authority has been delegated to a committee of the board of directors. On November 5, 2008, the Company’s shareholders approved an increase to the number of authorized shares for issuance to 3,000,000.

Pursuant to the terms of the Private Placement, for one year following the initial closing of the Private Placement, the Company may not issue options to purchase shares of common stock at an exercise price below $2.00 per share. In addition, for a period of 18 months following the initial closing of the Private Placement, the Company may not file a registration statement, including, without limitation, a registration statement on Form S-8, covering the resale of any shares of common stock issued pursuant to an employee benefit plan.

A summary of the status of the Plan for the nine months ended September 30, 2008 is as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding – Beginning of Period	610,000	$2.01
Granted	600,000	2.00
Exercised	—	—
Cancelled	(200,000)	(2.00)
Options outstanding – End of Period	1,010,000	$2.01
Options exercisable – End of Period	204,167
Weighted average remaining contractual life of the outstanding options – End of period	9.3 years
Aggregate intrinsic value – End of Period	—

All options granted to date expire on the ten year anniversary of the issuance date and vest on a quarterly basis over one to three years.    The Company uses the Black-Scholes option pricing model to estimate the grant-date fair value of share-based awards under SFAS No. 123R. The Black-Scholes model requires subjective assumptions regarding future stock price volatility and expected time to exercise, along with assumptions about the risk-free interest rate and expected dividends, which affect the estimated fair values of the Company’s stock-based awards. The expected term of options granted was determined in accordance with the simplified approach as defined by SAB No. 107, Share-Based Payment , as the Company has very limited historical data on employee exercises and post-vesting employment termination behavior. The expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies based on the Company’s belief that it currently has limited historical data regarding the volatility of its stock price on which to base a meaningful estimate of expected volatility. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the expected term of the grant effective as of the date of the grant. The Company used 0% as an expected dividend yield assumption. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods. Utilizing these assumptions, the fair value is determined at the date of grant. In accordance with SFAS No. 123R, the financial statement effect of forfeitures is estimated at the time of grant and revised, if necessary, if the actual effect differs from those estimates. As of September 30, 2008, management’s future estimates are that the effect of forfeitures on the financial statements will be insignificant. As of September 30, 2008, there was approximately $791,000 of total unrecognized compensation expense related to unvested stock-based compensation under the Plan. That expense is expected to be recognized over the weighted-average period of 2.3 years.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Stock Option Plans, continued

Furthermore, in August 2007, the Company issued a restricted stock grant to an executive of the Company for 195,313 shares of the Company’s common stock upon closing of the Merger (See Note 3). The restricted stock grant was scheduled to vest 100% on March 17, 2009 and valued at approximately $391,000, which was being amortized over the 18 month period. However, on April 4, 2008, the Company’s Board of Directors waived any restrictions or forfeiture conditions on the shares of restricted common stock in conjunction with the executive’s resignation and a separation agreement entered into between the Company and the executive. Therefore, the remaining unrecognized expense of $236,000 was fully amortized as a result of the waiver of the restrictions and forfeiture conditions.

Note 8.    Stock Warrants

In addition to the warrants issued in conjunction with the Private Placement and the Follow-On Private Placement, the Company issued a warrant to purchase shares of its common stock to a firm in connection with a consulting agreement at an exercise price of $4.00 (or cashless exercise price of $5.00). The expiration of the outstanding warrants occurs through May 2013 at various periods (see Note 6).

A summary of the status of the warrants for the period ended September 30, 2008, is as follows:

	Number of Shares Subject to Warrants Outstanding	Weighted- Average Exercise Price
Warrants outstanding – Beginning of Period	570,458	$4.00
Granted	232,272	4.35
Exercised	—	—
Expired	—	—
Warrants outstanding – End of Period	802,730	$4.10
Weighted average remaining contractual life of the outstanding warrants – End of Period	4.07 years

Note 9. Recent Accounting Pronouncements

The following pronouncements have been issued by the Financial Accounting Standards Board (“FASB”):

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141R is effective for business combinations occurring in fiscal years beginning after December 15, 2008. Early adoption of SFAS No. 141R is not permitted. The Company is currently evaluating the impact SFAS No. 141R will have on any future business combinations.

Other recent accounting pronouncements issued by the FASB (including the EITF) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Commitments and Contingencies

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the State of Delaware. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying unaudited condensed consolidated balance sheet as of September 30, 2008.

Mediation Settlement

On February 5, 2008, as a result of mediation, the Company and a previously retained law firm reached an agreement related to certain alleged claims the Company had against the law firm. Although the law firm did not admit to any liability or wrongdoing, they desired to resolve the dispute and therefore, agreed to pay the Company $750,000. In exchange for the settlement, the Company, the law firm and any other parties involved in the mediation, released and waived any future claims against each other, whether known or unknown at the time of the settlement. The net amount received by the Company was $375,000 after fees paid to the Company’s counsel and an executive and director of the Company. The fees paid to the executive and director, which were previously approved by the Board of Directors, are due to their monetary contributions and uncompensated time commitment over a period of approximately four years related to pursuing this matter and other amounts paid on the Company’s behalf prior to the Merger.

Cato Research Ltd. Agreement

In accordance with the Master Services Agreement, dated April 10, 2007, between the Company and Cato Research Ltd., a contract research and development organization (“Cato”), the Company entered into a clinical trial services agreement with Cato on June 10, 2008 (“Agreement”). Under the Agreement, Cato will serve as the Company’s strategic partner and contract research organization in conducting the Company’s Phase 3 clinical program for Ketotransdel™, the Company’s novel topical cream based non-steroidal anti-inflammatory drug for pain. Pursuant to the Agreement, the Company will make payments to Cato upon its completion of certain specified milestones. If all milestones under the Agreement are completed and the estimated pass-through costs are incurred, the Company’s total costs under the Agreement are estimated at $3.3 million. In addition, any changes to budget parameters identified in the Agreement may result in additional costs to the Company. There can be no assurance that Cato will complete its performance under the Agreement, and to the extent that such performance is completed that the clinical trial results for Ketotransdel™ will be satisfactory.

Cosmetic Products Consulting Agreement

On August 25, 2008, the Company entered into a consulting agreement with a firm to provide product and business development services for specific cosmetic products that would be developed by the Company. To the extent a specific cosmetic product, applicable to the consulting agreement, is successfully developed and a separate agreement is entered into between the Company and a third party for (including but not limited to) the out-license or distribution of a product, the firm will receive a percentage of the operating profits from the third party agreement as agreed upon in the consulting agreement.

Note 11. Subsequent Events

 Investor Relations Agreement

On October 27, 2008, the Company entered into an agreement with an investor relations firm (“IR FIRM”), pursuant to which the IR FIRM will provide certain investor relations and public relations services to the Company for a period of one year, beginning on November 1, 2008.  In exchange for such services, the Company issued 82,568 registered shares of its common stock, a portion of which is forfeitable, to the IR FIRM as a prepayment of services to be received and beginning on or about March 1, 2008, the Company has agreed to issue an additional 22,889 shares of unregistered common stock to the IR FIRM on a monthly basis thereafter for the term of the agreement.

TRANSDEL PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Subsequent Events, continued

Stock Option Grant

On November 5, 2008, the Company’s Board of Directors granted 10,000 stock options to an employee of the Company under the Company’s 2007 Incentive Stock and Awards Plan. The options were granted with an exercise price of $1.10 and have a ten year life. Also, the options vest one-twelfth per quarter commencing on the first full quarter after the initial grant date of November 5, 2008.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically delivered products. Our lead topical drug, Ketotransdel™, utilizes our proprietary Transdel™ cream formulation to facilitate the passage of ketoprofen, a non-steroidal anti-inflammatory drug (“NSAID”), through the skin barrier to reach targeted underlying tissues where the drug exerts its localized anti-inflammatory and analgesic effect. Ketotransdel™ is currently being studied in a Phase 3 U.S. registration trial in acute soft tissue injuries..

Plan of Operations

 For the next twelve months, our current operating plan is focused on the development of our lead drug, Ketotransdel™ for the indication of acute musculoskeletal pain, co-development opportunities in other therapeutic areas and the development of our cosmetic products.

On June 16, 2008, we announced that we initiated our Phase 3 clinical program for our novel analgesic and anti-inflammatory topical cream, Ketotransdel™, which contains ketoprofen and on September 22, 2008 we announced the enrollment of our first patient. The first Phase 3 study will consist of a randomized, double-blind, placebo controlled trial to evaluate the efficacy and safety of Ketotransdel™ in acute soft tissue injuries of the upper and lower extremities over a one week treatment period with a one week post-treatment follow-up for safety. The multi-center trial will be conducted at approximately 25 to 35 sites, mainly in the United States and potentially in Canada, and will enroll approximately 350 patients, randomized 1:1 ratio Ketotransdel™ (active) versus placebo vehicle (identical to active without the drug ketoprofen). The primary efficacy endpoint is the difference in the change of baseline of pain during normal activity for the past 24 hours from measurement at the Day 3 clinical visit between active and placebo measured by using the Visual Analogue Scale (VAS), a well known and validated instrument for pain measurement. Secondary endpoints include safety assessments and other efficacy parameters measured by VAS. As of October 31, 2008, we have initiated three study sites for this Phase 3 study. We would anticipate reporting top-line results in the second half of 2009. In addition, as required by the FDA, we will be initiating a second Phase 3 clinical study in acute musculoskeletal pain, potentially for the treatment of acute flare in osteoarthritis patients. We are currently assessing the design and timing of this additional study that will support the registration of Ketotransdel™ in the United States.

If and when the FDA approves Ketotransdel™ for treatment of acute pain, we intend to pursue FDA approval of Ketotransdel™ for other indications, such as osteoarthritis. We believe that the clinical success of Ketotransdel™ will facilitate the use of the Transdel™ delivery technology in other products. We are also investigating other drug candidates and treatments for transdermal delivery using the Transdel™ platform technology for products in pain management and other therapeutic areas. We have identified key therapeutic areas for co-development opportunities and are in the discussion phase with potential partners for these identified products. Furthermore, we are exploring potential partnerships with U.S. and foreign based companies that have sales and marketing infrastructures to support Ketotransdel™ in the event that the product is approved and commercialized. We are also looking to out-license our Transdel™ drug delivery technology for the development and commercialization of additional innovative drug products. In addition, we have developed two cosmetic formulations using our patented delivery system.  One product will potentially improve the appearance of facial fine lines and wrinkles and other signs of aging on the face, while the other product will potentially treat cellulite on the thighs.  We anticipate continuing the expansion of our cosmetic product opportunities. There can be no assurance that any of these activities will lead to definitive agreements.

We believe that our current staff is sufficient to carry out our business plan in the coming twelve months, however, if our operations in the future require it, we will consider the employment of additional staff or the use of consultants

Liquidity and Capital Resources

 Since July 24, 1998 (“Inception”) through September 30, 2008, we have incurred losses of approximately $9.4 million. These losses are primarily due to general and administrative and research and development expenses. Historically, our operations have been financed through capital contributions and debt and equity financings.

As of September 30, 2008, we had approximately $5.8 million in cash. On each of September 17, 2007, and October 10, 2007, we completed private placements to selected institutional and individual investors of our common stock and warrants. In connection with the private placements, we raised approximately $3.8 million (net of placement agent fees and other costs aggregating $342,105) from the issuance of 2,071,834 shares of common stock and detachable redeemable warrants to purchase 517,958 shares of our common stock at a cash exercise price of $4.00 per share and a cashless exercise price of $5.00 per share. In May 2008, we completed another private placement to accredited investors, where we raised gross proceeds of $4.0 million from the issuance of 1,818,180 shares of common stock and detachable warrants to purchase 227,272 shares of our common stock at a cash exercise price of $4.40 per share and a cashless exercise price of $5.50 per share.

We are assessing our financing needs for the foreseeable future. In order to execute our operating plan over the next twelve months, which includes the conduct of the Phase 3 clinical program, we will be required to raise additional funds to support our operations. This funding requirement raises substantial doubt about our ability to continue as a going concern. The accompanying unaudited condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Our continuation as a going concern is dependent on our ability to obtain additional financing to fund operations, implement our business model, and ultimately, to attain profitable operations. We intend to obtain additional financing to fund our operations through, and without limitation to, equity or debt financing, funding from a corporate partnership or licensing arrangement or any similar financing. There can be no assurance that such financing will be available on terms favorable to us or at all, particularly if the volatile conditions in the stock and financial markets, and more particularly the market for pharmaceutical company stocks, persist. If adequate financing is not available, we will have to delay, postpone or terminate the clinical program and curtail general and administrative operations, which would have a material adverse effect on us.

If we raise additional capital by issuing equity securities, our existing stockholders’ ownership will be diluted. In addition, if we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish potentially valuable rights to our product candidates or proprietary technologies, or grant licenses on terms that are not favorable to us.

Critical Accounting Policies

We rely on the use of estimates and make assumptions that impact our financial condition and results. These estimates and assumptions are based on historical results and trends as well as our forecasts as to how results and trends might change in the future. Although we believe that the estimates we use are reasonable, actual results could differ from those estimates.

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve more significant judgments and estimates used in the preparation of our unaudited condensed consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and any changes in the different estimates that could have been used in the accounting estimates that are reasonably likely to occur periodically could materially impact our unaudited condensed consolidated financial statements.

Our most critical accounting policies and estimates that may materially impact our results of operations include:

Stock-Based Compensation. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment , (“SFAS No. 123R”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation . SFAS No. 123R supersedes Accounting Principles Board No. 25, Accounting for Stock Issued to Employees , and amends SFAS No. 95, Statement of Cash Flows . SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock grants, to be recognized in the financial statements based upon their fair values. We use the Black-Scholes option pricing model to estimate the grant-date fair value of share-based awards under SFAS No. 123R. Fair value is determined at the date of grant. In accordance with SFAS No. 123R, the financial statement effect of forfeitures is estimated at the time of grant and revised, if necessary, if the actual effect differs from those estimates. As of September 30, 2008, management estimates that the effect of forfeitures on the unaudited condensed financial statements will be insignificant.

Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of SFAS No. 123, Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. As such, the value of the applicable stock-based compensation is periodically remeasured and income or expense is recognized during the vesting terms. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance with EITF No. 00-18, an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we recorded the fair value of nonforfeitable equity instruments issued for future consulting services as prepaid consulting fees in our condensed consolidated balance sheets.

Beneficial Conversion Feature. The convertible features of the convertible notes provided for a rate of conversion that was below market value (see Note 5). Such feature is normally characterized as a “beneficial conversion feature” (“BCF”). Pursuant to EITF No. 98-5 Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio and EITF No. 00-27, Application of EITF Issue No. 98-5 To Certain Convertible Instruments, the relative fair values of the BCFs have been recorded as a discount from the face amount of the respective debt instrument. We recorded the corresponding debt discount related to the BCF as interest expense, in fiscal year 2007, when the related instrument was converted into its common stock.

Off-Balance Sheet Arrangements

Since our inception, except for standard operating leases, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R, Business Combinations . SFAS No. 141R provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141R is effective for business combinations occurring in fiscal years beginning after December 15, 2008. Early adoption of SFAS No. 141R is not permitted. We are currently evaluating the impact SFAS No. 141R will have on any future business combinations.

Item 4T. Controls and Procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As required by Commission Rule 13a-15(b), we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the quarter covered by this quarterly report on Form 10-Q. Based on the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level.

There has been no change in our internal control over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

Item 1A. Risk Factors

You should consider carefully the following information about the risks described below, together with the other information contained in this quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission, before you decide to buy or maintain an investment in our common stock. We believe the risks described below are the risks that are material to us as of the date of this quarterly report. If any of the following risks actually occur, our business financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. The risk factors set forth below with an asterisk (*) next to the title are new risk factors or risk factors containing changes, including any material changes from the risk factors set forth in our annual report on Form 10-KSB for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 26, 2008.

Risks Relating to Our Business

*We have incurred losses in the research and development of Ketotransdel™ and our Transdel™ technology since inception. No assurance can be given that we will ever generate revenue or become profitable.

Since inception we have recorded operating losses. From Inception through September 30, 2008, we have a deficit accumulated during the development stage of approximately $9.4 million, and for the three and nine months ended September 30, 2008, we experienced a net loss of approximately $815,000 and $2.4 million, respectively. In addition, we expect to incur increasing operating losses for the foreseeable future as we continue to incur costs for research and development and clinical trials, and in other development activities. Our ability to generate revenue and achieve profitability depends upon our ability, alone or with others, to complete the development of our proposed products, obtain the required regulatory approvals and manufacture, market and sell our proposed products. Development is costly and requires significant investment. In addition, we may choose to license rights to particular drugs. The license fees for such drugs may increase our costs.

As we continue to engage in the development of Ketotransdel™ and develop other products, there can be no assurance that we will ever be able to achieve or sustain market acceptance, profitability or positive cash flow. Our ultimate success will depend on many factors, including whether Ketotransdel™ receives FDA approval. We cannot be certain that we will receive FDA approval for Ketotransdel™ or other products, or that we will reach the level of sales and revenues necessary to achieve and sustain profitability. Further, there is no assurance our cosmetic products will lead to successful products.  Unless we raise additional capital, we may not be able to execute our business plan or fund business operations long enough to achieve positive cash flow. Furthermore, we may be forced to reduce our expenses and cash expenditures to a material extent, which would impair our ability to execute our business plan.

Our independent registered public accounting firm expressed doubt about our ability to continue as a going concern.

There can be no assurance that we will ever be able to achieve or sustain profitability or positive cash flow. Based on our history of losses, our independent registered public accounting firm has stated in their report accompanying their audit of our 2007 year-end consolidated financial statements that there was substantial doubt about our ability to continue as a going concern. If we are not able to generate revenue or raise additional capital, we may not be able to continue operating our business.

We will need additional financing to execute our business plan and fund operations, which additional financing may not be available.

We have very limited funds and we may not be able to execute our current business plan and fund business operations long enough to achieve profitability unless we are able to raise additional funds. Our ultimate success will depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the pharmaceutical industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Timing and results of clinical trials to demonstrate the safety and efficacy of products as well as FDA approval of products are uncertain.

We are subject to extensive government regulations. The process of obtaining FDA approval is costly, time consuming, uncertain and subject to unanticipated delays. Before obtaining regulatory approvals for the sale of any of our products, we must demonstrate through preclinical studies and clinical trials that the product is safe and effective for each intended use. Preclinical and clinical studies may fail to demonstrate the safety and effectiveness of a product. Even promising results from preclinical and early clinical studies do not always accurately predict results in later, large scale trials. A failure to demonstrate safety and efficacy would result in our failure to obtain regulatory approvals. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution, which could limit revenues.

We cannot assure you that the FDA or other regulatory agencies will approve any products developed by us, on a timely basis, if at all, or, if granted, that such approval will not subject the marketing of our products to certain limits on indicated use. Any limitation on use imposed by the FDA or delay in or failure to obtain FDA approvals of products developed by us would adversely affect the marketing of these products and our ability to generate product revenue, as well as adversely affect the price of our common stock.

If we fail to comply with continuing federal, state and foreign regulations, we could lose our approvals to market drugs and our business would be seriously harmed.

Following initial regulatory approval of any drugs we may develop, we will be subject to continuing regulatory review, including review of adverse drug experiences and clinical results that are reported after our drug products become commercially available. This would include results from any post-marketing tests or continued actions required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our drug candidates will be subject to periodic review and inspection by the FDA. If a previously unknown problem or problems with a product or a manufacturing and laboratory facility used by us is discovered, the FDA or foreign regulatory agency may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often requires FDA approval before the product, as modified, can be marketed. In addition, we and our contract manufacturers will be subject to ongoing FDA requirements for submission of safety and other post-market information. If we or our contract manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw our regulatory approval;

•	suspend or terminate any of our ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications filed by us;

•	impose restrictions on our operations;

•	close the facilities of our contract manufacturers; or

•	seize or detain products or require a product recall.

Additionally, regulatory review covers a company’s activities in the promotion of its drugs, with significant potential penalties and restrictions for promotion of drugs for an unapproved use. Sales and marketing programs are under scrutiny for compliance with various mandated requirements, such as illegal promotions to health care professionals. We are also required to submit information on our open and completed clinical trials to public registries and databases. Failure to comply with these requirements could expose us to negative publicity, fines and penalties that could harm our business.

If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be fined, be forced to remove a product from the market or experience other adverse consequences, including delay, which would materially harm our financial results. Additionally, we may not be able to obtain the labeling claims necessary or desirable for product promotion.

Delays in the conduct or completion of our clinical and non-clinical trials or the analysis of the data from our clinical or non-clinical trials may result in delays in our planned filings for regulatory approvals, and may adversely affect our business.

We cannot predict whether we will encounter problems with any of our completed or planned clinical or non-clinical studies that will cause us or regulatory authorities to delay or suspend planned clinical and non-clinical studies. Any of the following could delay the completion of our planned clinical studies:

•	failure of the FDA to approve the scope or design of our clinical or non-clinical trials or manufacturing plans;

•	delays in enrolling volunteers in clinical trials;

•	insufficient supply or deficient quality of materials necessary for the performance of clinical or non-clinical trials;

•	negative results of clinical or non-clinical studies; and

•	adverse side effects experienced by study participants in clinical trials relating to a specific product.

There may be other circumstances other than the ones described above, over which we may have no control that could materially delay the successful completion of our clinical and non-clinical studies.

None of our product candidates, other than Ketotransdel™ , have commenced clinical trials.

None of our product candidates, other than Ketotransdel™, have commenced any clinical trials and there are a number of FDA requirements that we must satisfy in order to commence clinical trials. These requirements will require substantial time, effort and financial resources. We cannot assure you that we will ever satisfy these requirements. In addition, prior to commencing any trials of a drug candidate, we must evaluate whether a market exists for the drug candidate. This is costly and time consuming and no assurance can be given that our market studies will be accurate. We may expend significant capital and other resources on a drug candidate and find that no commercial market exists for the drug. Even if we do commence clinical trials of our other drug candidates, such drug candidates may never be approved by the FDA.

Once approved, there is no guarantee that the market will accept our products, and regulatory requirements could limit the commercial usage of our products.

Even if we obtain regulatory approvals, uncertainty exists as to whether the market will accept our products or if the market for our products is as large as we anticipate. A number of factors may limit the market acceptance of our products, including the timing of regulatory approvals and market entry relative to competitive products, the availability of alternative products, the price of our products relative to alternative products, the availability of third party reimbursement and the extent of marketing efforts by third party distributors or agents that we retain. We cannot assure you that our products will receive market acceptance in a commercially viable period of time, if at all. We cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. To the extent that we expend significant resources on research and development efforts and are not able, ultimately, to introduce successful new products as a result of those efforts, our business, financial position and results of operations may be materially adversely affected, and the market value of our common stock could decline.

*We may be subject to product liability claims.

The development, manufacture, and sale of pharmaceutical products expose us to the risk of significant losses resulting from product liability claims.  Although we have obtained and intend to maintain product liability insurance to offset some of this risk, we may be unable to maintain such insurance or it may not cover certain potential claims against us.

In the future, we may not be able to afford to obtain insurance due to rising costs in insurance premiums in recent years.  Currently we have been able to secure insurance coverage, however, we may be faced with a successful claim against us in excess of our product liability coverage that could result in a material adverse impact on our business.  If insurance coverage is too expensive or is unavailable to us in the future, we may be forced to self-insure against product-related claims.  Without insurance coverage, a successful claim against us and any defense costs incurred in defending ourselves may have a material adverse impact on our operations.

If our patents are determined to be unenforceable, or if we are unable to obtain new patents based on current patent applications or for future inventions, we may not be able to prevent others from using our intellectual property.

Our success will depend in part on our ability to obtain and expand patent protection for our specific products and technologies both in the United States and other countries. We cannot guarantee that any patents will be issued from any pending or future patent applications owned by or licensed to us. Alternatively, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes. In addition, because patent applications in the United States are maintained in secrecy for eighteen months after the filing of the applications, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for these inventions. In the event that a third party has also filed a patent on a similar invention, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in a loss of our patent position. Furthermore, we may not have identified all United States and foreign patents that pose a risk of infringement.

The use of our technologies could potentially conflict with the rights of others.

The manufacture, use or sale of our proprietary products may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming and may divert management’s attention and our resources. We may not have sufficient resources to bring these actions to a successful conclusion. In such case, we may be required to alter our products, pay licensing fees or cease activities. If our products conflict with patent rights of others, third parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not be available on acceptable terms, if at all.

We will be dependent on outside manufacturers in the event that we successfully develop our product candidates into commercial drug products; therefore, we will have limited control of the manufacturing process, access to raw materials, timing for delivery of finished products and costs. One manufacturer may constitute the sole source of one or more of our products.

Third party manufacturers will manufacture all of our products, in the event that we successfully develop our product candidates into commercial drug products. Currently, certain of our contract manufacturers constitute the sole source of one or more of our products. If any of our existing or future manufacturers cease to manufacture or are otherwise unable to deliver any of our products or any of the components of our products, we may need to engage additional manufacturing partners. Because of contractual restraints and the lead-time necessary to obtain FDA approval of a new manufacturer, replacement of any of these manufacturers may be expensive and time consuming and may disrupt or delay our ability to supply our products and reduce our revenues.

Because all of our products, in the event that we successfully develop our product candidates into commercial drug products, will be manufactured by third parties, we have a limited ability to control the manufacturing process, access to raw materials, the timing for delivery of finished products or costs related to this process. There can be assurance that our contract manufacturers will be able to produce finished products in quantities that are sufficient to meet demand or at all, in a timely manner, which could result in decreased revenues and loss of market share. There may be delays in the manufacturing process over which we will have no control, including shortages of raw materials, labor disputes, backlog and failure to meet FDA standards. Increases in the prices we pay our manufacturers, interruptions in our supply of products or lapses in quality could adversely impact our margins, profitability and cash flows. We are reliant on our third-party manufacturers to maintain their manufacturing facilities in compliance with FDA and other federal, state and/or local regulations including health, safety and environmental standards. If they fail to maintain compliance with FDA or other critical regulations, they could be ordered to curtail operations, which would have a material adverse impact on our business, results of operations and financial condition.

We also rely on our outside manufacturers to assist us in the acquisition of key documents such as drug master files and other relevant documents that are required by the FDA as part of the drug approval process and post-approval oversight. Failure by our outside manufacturers to properly prepare and retain these documents could cause delays in obtaining FDA approval of our drug candidates.

We are dependent on third parties to conduct clinical trials and non-clinical studies of our drug candidates and to provide services for certain core aspects of our business. Any interruption or failure by these third parties to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, results of operations and financial condition.

We rely on third parties to conduct clinical and non-clinical studies of our drug candidates and provide us with other services. Such third party contractors are subject to FDA requirements. Our business and financial viability are dependent on the regulatory compliance of these third parties, and on the strength, validity and terms of our various contracts with these third parties. Any interruption or failure by these third party contractors to meet their obligations pursuant to various agreements with us may be outside of our control and could have a material adverse effect on our business, financial condition and results of operations.

We currently have no internal sales and marketing resources and may have to rely on third parties in the event that we successfully commercialize our product.

In order to market any of our products in the United States or elsewhere, we must develop internally or obtain access to sales and marketing forces with technical expertise and with supporting distribution capability in the relevant geographic territory. We may not be able to enter into marketing and distribution arrangements or find a corporate partner to market our drug candidates, and we currently do not have the resources or expertise to market and distribute our products ourselves. If we are not able to enter into marketing or distribution arrangements or find a corporate partner who can provide support for commercialization of our products, we may not be able to successfully commercialize our products. Moreover, any new marketer or distributor or corporate partner for our specific combinations, with whom we choose to contract may not establish adequate sales and distribution capabilities or gain market acceptance for our products.

If we are unable to retain our key personnel or attract additional professional staff, we may be unable to maintain or expand our business.

Because of the specialized scientific nature of our business, our ability to develop products and to compete will remain highly dependent, in large part, upon our ability to attract and retain qualified scientific, technical and commercial personnel. The loss of key scientific, technical and commercial personnel, especially our Chief Executive Officer, Juliet Singh, Ph.D. or the failure to recruit additional key scientific, technical and commercial personnel could have a material adverse effect on our business. While we have consulting agreements with certain key institutions and have an employment agreement with our Chief Executive Officer, we cannot assure you that we will succeed in retaining personnel or their services under existing agreements. There is intense competition for qualified personnel in the pharmaceutical industry, and we cannot assure you that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business.

Risks Relating to Our Industry

If we are unable to compete with other companies that develop rival products to our products, then we may never gain market share or achieve profitability.

The pharmaceutical industry is intensely competitive, and we face competition across the full range of our activities. If we fail to compete successfully, our business, results of operations and financial condition could be adversely affected. Our competitors include brand name and generic manufacturers of pharmaceuticals specializing in transdermal drug delivery, especially those doing business in the United States. In the market for pain management products, our competitors include manufacturers of over-the-counter and prescription pain relievers. Because we are smaller than many of our national competitors, we may lack the financial and other resources needed to compete for market share in the pain management sector. Our other potential drug candidates will also face intense competition from larger and more well established pharmaceutical and biotechnology companies. Many of these competitors have significantly greater financial, technical and scientific resources than we do. In addition to product safety, development and efficacy, other competitive factors in the pharmaceutical market include product quality and price, reputation, service and access to scientific and technical information. If our products are unable to compete with the products of our competitors, we may never gain market share or achieve profitability.

We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make our products obsolete and reduce our potential revenues.

Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. It is possible that developments by our competitors will render our products and technologies obsolete or unable to compete. Any products that we develop may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement from third-party payors.

If we succeed in bringing a specific product to market, we cannot be certain that the products will be considered cost effective and that reimbursement from insurance companies and other third-party payors will be available or, if available, will be sufficient to allow us to sell the products on a competitive basis.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced.

Changes in the healthcare industry that are beyond our control may be detrimental to our business.

The healthcare industry is changing rapidly as the public, governments, medical professionals and the pharmaceutical industry examine ways to broaden medical coverage while controlling the increase in healthcare costs. Potential changes could put pressure on the prices of prescription pharmaceutical products and reduce our business or prospects. We cannot predict when, if any, proposed healthcare reforms will be implemented or their affect on our business.

Risks Relating to the Common Stock

*We are subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 required us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting which commenced with the annual report on Form 10-KSB for the Fiscal Year 2007 and will be conducted for the Fiscal Year 2008. Also, we will be required to obtain a report by our independent registered public accounting firm addressing these assessments commencing with our annual report on Form 10-K for the fiscal year ended December 31, 2009. These reporting and other obligations will place significant demands on our management, administrative, operational, and accounting resources. We anticipate that we will need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; implement an internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired and we may not be able to obtain the independent registered public accounting firm certifications required by Section 404. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

If we fail to maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we will not be able to manage our business as effectively, and our business and reputation with investors would be harmed. Any such inabilities to establish effective controls or loss of confidence would have an adverse affect on our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if past failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly. We also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in the pharmaceutical industry and markets;

•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	new competitors in our market;
•	additions or departures of key personnel;
•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;
•	sales of our common stock;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship with our contract manufacturers and clinical and non-clinical research organizations;
•	industry or regulatory developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our common stock may be deemed a “penny stock”, which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies and (3) to obtain needed capital.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

The sale by our stockholders of substantial amounts of our common stock in the public market or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our directors and executive officers can exert significant control over our business and affairs and may have actual or potential interests that may depart from those of our other stockholders.

Our directors and executive officers together beneficially own a significant percentage of our issued and outstanding common stock, which percentage may increase in the event that they exercise any options or warrants to purchase shares of our common stock that they may hold or in the future are granted to them. The interests of such persons may differ from the interests of other stockholders. Such persons will have significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	the election of our directors;
•	amendment of our Certificate of Incorporation or By-laws; and
•	mergers, sales of assets or other corporate transactions.

Concentration of stock ownership among a few stockholders may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

*Raising additional funds by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict operations or require us to relinquish proprietary rights.

We may raise additional funds through public or private equity offerings or corporate collaboration and licensing arrangements. To the extent that we raise additional capital by issuing equity securities, our existing stockholders’ ownership will be diluted. In addition, if we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish potentially valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. Further, we may not be able to obtain additional funding, particularly if the volatile conditions in the stock and financial markets, and more particularly the market for pharmaceutical company stocks, persist. If we are unable to obtain additional funding, we may be required to delay, further reduce the scope of or discontinue one or more of our research and development projects, sell the company or certain of its assets or technologies, or dissolve and liquidate the company’s assets.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Since July 1, 2008, we have issued or agreed to issue the following shares of our common stock that have not been registered under the Securities Act of 1933, as amended:

On October 27, 2008, we entered into an agreement with an investor relations firm (“IR FIRM”), pursuant to which the IR FIRM will provide certain investor relations and public relations services to us for a period of one year, beginning on November 1, 2008.  In exchange for such services, we issued 82,568 registered shares of our common stock, a portion of which is forfeitable, to the IR FIRM as a prepayment of services to be received, and beginning on or about March 1, 2008, we have agreed to issue an additional 22,889 shares of unregistered common stock to the IR FIRM on a monthly basis thereafter for the term of the agreement. The offer, sale and issuance of these securities was made in reliance upon the exemption from registration requirements of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering.

On November 5, 2008, we granted a stock option to an employee, to purchase 10,000 shares of our common stock at an exercise price of $1.10 per share, which was the closing bid price of our common stock on the date of grant. The issuance of these securities is exempt from registration in reliance on Rule 701 of the under the Securities Act of 1933 pursuant to compensatory benefit plans approved by our board of directors.

Item 6.  Exhibits

Exhibit Number	Description

31.1*	Section 302 Certification of Principal Executive Officer
31.2*	Section 302 Certification of Principal Financial Officer
32.1*	Section 906 Certification of Principal Executive Officer and Principal Financial Officer

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Transdel Pharmaceuticals, Inc.

Dated: November 14, 2008	By:	/s/ Juliet Singh
Juliet Singh, Ph.D. Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit Number	Description

31.1*	Section 302 Certification of Principal Executive Officer
31.2*	Section 302 Certification of Principal Financial Officer
32.1*	Section 906 Certification of Principal Executive Officer and Principal Financial Officer

*	Filed herewith.